EXHIBIT 99.1

ADMIRALTY HOLDING COMPANY ANNOUNCES ISSUANCE OF SECOND US PATENT

Douglasville, GA, Thursday, November 9, 2006, Admiralty Holding Company (OTC BB: ADMH) (Admiralty) announced today that it has received a second US Patent on its technology. This patent is entitled "Systems and Methods Useful For Detecting Presence and/or Location Of Various Materials" and carries U.S. Patent No. US 7,123,016 B2 dated October, 17, 2006. Four patent claims and 32 Drawing Sheets were allowed. This patent substantially broadens Admiralty's proprietary protection of its ATLIS™ technology.

Admiralty has filed five different US Patent applications. On April 20, 2004, Admiralty was issued U.S. Patent No. US 6,724,191 B1. This patent carried seven (7) claims and the invention provides systems and methods that can be employed to locate or detect the presence of various materials, including nonferrous metals. Admiralty has been notified by its patent counsel that a number of claims have also been allowed on its third patent application entitled "Systems and Methods for Synchronous Detection of Signals". Admiralty expects a third patent to be issued to it in due course.

The latest patented invention provides systems and methods that can be employed to locate or detect presence of various materials, including nonferrous metals. These systems include new and useful sensors, circuits, systems and devices which power and/or interoperate with the sensors, and methods of making, operating and using such systems. Any or all of the systems, devices or processes can be combined with other systems, devices or processes disclosed. Admiralty believes that the “art” of precious metal recovery in a marine environment is rapidly becoming the “science” of such treasure recovery. Admiralty believes that only companies employing advanced technology will be able to survive and profit as detection technologies improve. Admiralty’s detection technology is leading edge and it is convinced that the ATLIS™ technology will revolutionize the way that valuable objects are located and recovered.

Admiralty’s CEO, G. Howard Collingwood, stated, “We think this ratifies our long held contention that our ATLISâ technology is unique and may become the Rosetta stone for our industry.”

More information concerning Admiralty may be found at our web site, www.admiraltycorporation.com, including an expanded discussion of the current search area entitled "1715 Fleet" and a recent posting of a Current Overview.

Forward-Looking Statements Caution:

This release contains “forward looking statements”. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on expectations, estimates and projections that involve a number of risks and uncertainties (some of which are described in the Company's Annual Report for 2005 on Form 10-KSB filed with the SEC) which could cause actual results or events to differ materially from those anticipated. Admiralty does not undertake to update any of its forward-looking statements that may be made from time to time.

Company Contact:	Admiralty Holding Company
G. Howard Collingwood: COB & CEO
877-948-7327
Source: Admiralty Holding Company